Exhibit 99.1

VAL BLAVATNIK ELECTED TO WARNER MUSIC GROUP BOARD OF DIRECTORS

Succeeds Alex Blavatnik After 12 Years on the Board

NEW YORK, NY – April 27, 2023: Warner Music Group Corp. (Nasdaq: WMG) today announced the election of Val Blavatnik to the company’s Board of Directors, as well as his appointment to its Executive Committee. He replaces Alex Blavatnik, who has served as a director of WMG since July 2011, when Access Industries completed its acquisition of the company.

Since 2021, Blavatnik has served on the investment team at LionTree, focused on the media and technology industries. Since 2020, he has also been a production executive at Eden Productions, a TV and film production company founded by Richard Plepler. In addition, he is a member of the Executive Committee at Access Industries. From 2016 to 2019, Blavatnik worked in the music industry, primarily as an artist manager.

Since its founding in 2020, Blavatnik has served on the Board of Directors of the Warner Music Group/Blavatnik Family Foundation Social Justice Fund, that supports organizations working in historically underserved and marginalized communities. Blavatnik graduated cum laude with a BA in Cinematic Arts from the University of Southern California. He is the son of Access Industries Founder & Chairman, Sir Leonard Blavatnik.

Michael Lynton, WMG’s Chairman of the Board, said: “We’re pleased to welcome Val to the WMG board. His experience working with a variety of companies as well as directly with artists makes him well suited to his new post. He’ll also bring a fresh perspective as we chart the future of WMG. We’re incredibly grateful to Alex for his wisdom, guidance, and enthusiasm over the past 12 years, as the company has grown and thrived in the streaming era.”

Val Blavatnik said: “I’m excited to be joining the Board during this dynamic, transformational time at WMG, with so many innovative opportunities ahead for artists and songwriters. I’ve previously worked on artist projects with the senior team, and I’m looking forward to collaborating with the impressive group of leaders on the Board.”

Access accompanying image here.